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Exhibit 4.2

SECURITY AND PLEDGE AGREEMENT

dated as of

December 26, 2002

between

QWEST SERVICES CORPORATION

and

BANK OF AMERICA, N.A.,
as Collateral Agent

i

SECURITY AND PLEDGE AGREEMENT

        AGREEMENT dated as of December 26, 2002 among QWEST SERVICES CORPORATION and BANK OF AMERICA, N.A., as Collateral Agent for the QSC Notes Trustee, as trustee for the holders of the QSC Notes, the Existing 2008 Notes Trustee, as trustee for the holders of the Existing 2008 Notes, the holders of any Additional Senior Secured Obligations secured by this Agreement or their trustee or similar representative and the holders of any Additional Pari Passu Secured Obligations secured by this Agreement or their trustee or similar representative.

        WHEREAS, QSC has issued the QSC Notes and has guaranteed the Existing 2008 Notes pursuant to that certain Guaranty dated as of December 26, 2002 (the "Guaranty");

        WHEREAS, QSC is willing to secure its obligations in respect of the QSC Notes and in respect of the Guaranty pursuant to the Security Documents by granting Liens on certain of its assets to the Collateral Agent as provided in the Security Documents;

        WHEREAS, QSC has secured its obligations in respect of the Revolver Credit Agreement and in respect of its guaranty of the obligations of QwestDex under the Term Credit Agreement pursuant to a Security and Pledge Agreement dated as of August 30, 2002 (as amended from time to time, the "Senior Security Agreement");

        WHEREAS, the liens granted by QSC herein shall be junior and subordinate to the liens granted by QSC under the Senior Security Agreement and to certain other liens granted by QSC to secure Additional Senior Secured Obligations, as more particularly set forth herein;

        WHEREAS, the liens granted by QSC herein shall be equal and ratable with certain other liens granted by QSC to secure Additional Pari Passu Secured Obligations as more particularly set forth herein;

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        Section 1.    Definitions.

        (a)    Terms Defined in UCC.    As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Authenticate	9-102
Certificated Security	8-102
Entitlement Holder	8-102
Instrument	9-102
Securities Account	8-501
Securities Intermediary	8-102
Security Entitlement	8-102
Supporting Obligations	9-102

        (b)    Additional Definitions.    The following additional terms, as used herein, have the following meanings:

        "Account Control Agreement" means, with respect to any account, a blocked account agreement in favor of the Collateral Agent, all in form and substance satisfactory to the Collateral Agent.

        "Additional Pari Passu Secured Obligations" has the meaning specified in Section 18(b).

        "Additional Pari Passu Secured Parties" means the holders from time to time of Additional Pari Passu Secured Obligations secured by this Agreement or the trustees or like representatives thereof.

        "Additional Secured Party Consent" means an Additional Secured Party Consent, substantially in the form of Exhibit A, signed and delivered to the Collateral Agent and the Senior Collateral Agent in connection with the designation of Additional Senior Secured Obligations or Additional Pari Passu Secured Obligations secured by Transaction Liens on or after the Effective Date pursuant to Section 18.

        "Additional Senior Secured Obligations" has the meaning specified in Section 18(a).

        "Additional Senior Secured Parties" means the holders from time to time of Additional Senior Secured Obligations secured by this Agreement or the trustees or like representatives thereof.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person; provided that as used in this definition "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

        "Bankruptcy Event" means any Event of Default described in Section 6.01(g) or 6.01(h) of the Indenture or any analogous "event of default" under the Existing 2008 Notes Indentures or any Secured Agreement governing Additional Senior Secured Obligations or Additional Pari Passu Secured Obligations triggered by the bankruptcy or insolvency of QSC and, until satisfaction of the Senior Release Conditions, a "Bankruptcy Event" as defined in the Senior Security Agreement.

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized by law to close.

        "Cash Distributions" means dividends, interest and other distributions and payments (including proceeds of liquidation, sale or other disposition) made or received in cash upon or with respect to any Collateral.

        "Class" means, as applied to the Secured Parties, each of the following four classes of Secured Parties: (i) the QSC Notes Trustee; (ii) the Existing 2008 Notes Trustee; (iii) the Additional Senior Secured Parties and (iv) the Additional Pari Passu Secured Parties.

        "Collateral" means all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Collateral Agent pursuant to the Security Documents.

        "Collateral Accounts" has the meaning specified in Section 5.

        "Collateral Agent" means Bank of America, N.A. or its successor pursuant to Section 16(i), in its capacity as collateral agent hereunder.

        "Contingent Secured Obligation" means, at any time, any Secured Obligation (or portion thereof) that is contingent in nature at such time, including, without limitation, any Secured Obligation that is an obligation to provide additional collateral to secure a Secured Obligation, provided that contingent obligations under general indemnification provisions or the like as to which no claim is pending or reasonably foreseeable shall not be treated as Contingent Secured Obligations for purposes of the administration of this Agreement.

        "Corp." means Qwest Corporation, a Colorado corporation, and its successors.

        "Corp. Equity Collateral" has the meaning specified in Section 2(a).

        "Corp. Equity Interest" means all Equity Interests in Corp.

        "Credit Agreements" means, collectively, the Revolver Credit Agreement and the Term Credit Agreement.

        "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vi) all Debt of others guaranteed by such Person.

        "Effective Date" means December 26, 2002.

        "Equity Interest" means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof, (v) any warrant, option or other right to acquire any Equity Interest described in this definition or (vi) any Security Entitlement in respect of any Equity Interest described in this definition.

        "Event of Default" means any "Event of Default" under (and as such term is defined in) the Indenture, the Guaranty, or any Secured Agreement governing Additional Senior Secured Obligations or Additional Pari Passu Secured Obligations.

        "Existing 2008 Notes" are defined in the Indenture.

        "Existing 2008 Notes Indentures" are defined in the Indenture.

        "Existing 2008 Notes Secured Obligations" means all obligations of QSC with respect to the Existing 2008 Notes pursuant to the Guaranty.

        "Existing 2008 Notes Trustee" means Deutsche Bank Trust Company Americas or its successor as "Trustee" under the Existing 2008 Note Indentures.

        "FCC" means the Federal Communications Commission and any successor agency thereof.

        "First Tier Secured Obligations" means, with respect to any Collateral at any time, all obligations secured by a Lien on such Collateral at such time pursuant to the Senior Security Agreement; provided that, from and after the satisfaction of the Senior Release Conditions, the Additional Senior Secured Obligations shall be deemed to be First Tier Secured Obligations.

        "First Tier Secured Parties" means the holders from time to time of the First Tier Secured Obligations.

        "Future Restricted Subsidiary Equity Collateral" has the meaning set forth in Section 2(g).

        "Future Restricted Subsidiary Equity Interest" has the meaning set forth in Section 2(g).

        "Governmental Authority" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guaranty" has the meaning set forth in the recitals hereto.

        "Holdings Equity Collateral" has the meaning set forth in Section 2(e).

        "Indenture" means the Indenture dated as of December 26, 2002 among QSC, the Guarantors party thereto and the QSC Notes Trustee with respect to the QSC Notes.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

        "Liquid Investment" means a Permitted Investment (other than commercial paper) that matures within 30 days after it is first included in the Collateral.

        "Non-Contingent Secured Obligation" means at any time any Secured Obligation (or portion thereof) that is not a Contingent Secured Obligation at such time.

        "own" refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and "acquire" refers to the acquisition of any such rights.

        "Permitted Investments" means investments in:

          (a)   direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

          (b)   commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies, Inc., or from Moody's Investors Service, Inc.;

          (c)   certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of at least $500,000,000;

          (d)   fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

          (e)   any other investments made in compliance with the cash management investment policy of QSC with respect to cash investments, substantially as in effect on the Effective Date.

        "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Pledged", when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, "Pledged Equity Interest" means an Equity Interest that is included in the Collateral at such time.

        "Post-Petition Interest" means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of QSC (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

        "Proceeds" means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of QSC against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

        "PUC" means any commission, board or official (by whatever name designated) which under the laws of any State has regulatory jurisdiction with respect to intrastate operations of Corp., or any of its Subsidiaries or Affiliates, with respect to such Person's business as a common carrier for hire, in intrastate, interstate or foreign communication by wire or radio or intrastate, interstate or foreign radio transmission of energy.

        "QCII" means Qwest Communications International Inc., a Delaware corporation.

        "QSC" means Qwest Services Corporation, a Colorado corporation.

        "QSC Asset Collateral" has the meaning specified in Section 2(c).

        "QSC Notes" means those certain 13% Senior Subordinated Secured Notes due 2007, those certain 13 1/2% Senior Subordinated Secured Notes due 2010, those certain 14% Senior Subordinated Secured Notes due 2014 and any Additional Notes (as defined in the Indenture), in each case issued by QSC under the Indenture.

        "QSC Notes Secured Obligations" means the principal amount of the QSC Notes outstanding from time to time, all interest (including Post-Petition Interest) thereon and all other amounts now or hereafter payable by QSC in connection therewith.

        "QSC Notes Trustee" means Bank One Trust Company, N.A. or its successor as "Trustee" under the Indenture.

        "Qualified Senior Debt" has the meaning provided in the Indenture.

        "Qwest Companies" means, collectively, QSC, QwestDex, and all of their respective Subsidiaries and QCII.

        "QwestDex" means Qwest Dex, Inc., a Colorado corporation.

        "QwestDex Holdings" means Qwest Dex Holdings, Inc., a Delaware corporation.

        "Regulated Entity" means a Person as to which the consent of a governmental body or official is required for any acquisition of control or change of control thereof.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

        "Restricted Subsidiaries" has the meaning provided in the Indenture.

        "Revolver Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of August 30, 2002 among QSC, QCII, QwestDex, QwestDex Holdings, the Revolver Lenders and Bank of America, N.A., as Administrative Agent and Collateral Agent, as amended from time to time.

        "Revolver Lenders" means, at any time, the lenders party to (and constituting the "Banks" as defined under) the Revolver Credit Agreement.

        "Secured Agreement", when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of QSC, obligations of a guarantor and/or rights of the holder with respect to such Secured Obligation.

        "Secured Obligations" means collectively (i) all QSC Notes Secured Obligations; (ii) all Existing 2008 Notes Secured Obligations; (iii) all Additional Senior Secured Obligations, all interest (including Post-Petition Interest) thereon and all other amounts now or hereafter payable by QSC in connection therewith to the extent such Additional Senior Secured Obligations are secured by this Agreement; and (iv) all Additional Pari Passu Secured Obligations, all interest (including Post-Petition Interest) thereon and all other amounts now or hereafter payable by QSC in connection therewith to the extent such Additional Pari Passu Secured Obligations are secured by this Agreement.

        "Secured Parties" means (i) the QSC Notes Trustee; (ii) the Existing 2008 Notes Trustee; (iii) the Additional Senior Secured Parties and (iv) the Additional Pari Passu Secured Parties.

        "Security Documents" means this Agreement and all other supplemental or additional security agreements, control agreements or similar instruments, as required hereby.

        "Senior Collateral Agent" means Bank of America, N.A., in its capacity as collateral agent under the Senior Security Agreement, and its successors in such capacity.

        "Senior Loan Documents" means, collectively, the Term Loan Documents and the Revolver Loan Documents (each as defined in the Senior Security Agreement).

        "Senior Release Conditions" means collectively the "Revolver Release Conditions" and the "Term Release Conditions", each as defined in the Senior Security Agreement.

        "Senior Secured Obligations" means all obligations under the Senior Loan Documents and all Additional Senior Secured Obligations.

        "Senior Security Agreement" has the meaning specified in the recitals hereto.

        "Silent Collateral Lienholders" means, prior to the satisfaction of the Senior Release Conditions, all of the Secured Parties, and thereafter all of the Secured Parties other than the holders of any Additional Senior Secured Obligations or their trustees or like representatives.

        "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

        "Term Credit Agreement" means the Term Loan Agreement dated as of August 30, 2002 among QwestDex, QSC, QwestDex Holdings, the Term Lenders and Bank of America, N.A., as Administrative Agent and Collateral Agent, as amended from time to time.

        "Term Lenders" means, at any time, the lenders party to (and comprising the "Lenders" as defined under) the Term Credit Agreement.

        "Transaction Liens" means the Liens granted by QSC under the Security Documents.

        "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

        "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

        (a)    Terms Generally.    The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (e) the word "property" shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

        Section 2.    Grant of Transaction Liens.

        (a)   QSC, in order to secure its Additional Senior Secured Obligations (if any) designated in accordance with Section 18 to be secured by Transaction Liens on Corp. Equity Collateral (defined below) pursuant to this Agreement, grants to the Collateral Agent for the benefit of the Additional Senior Secured Parties a continuing security interest, subordinate to all Liens granted under the Senior Security Agreement, with the priority in respect of proceeds of Collateral specified in Section 11, in all the following property of QSC (collectively, the "Corp. Equity Collateral"), whether now owned or existing or hereafter acquired or arising and regardless of where located:

    (i)
    Corp. Equity Interests;

    (ii)
    all rights and privileges of QSC with respect to Corp. Equity Interests, and all dividends, distributions and other payments with respect to such Corp. Equity Interests; and

    (iii)
    all Proceeds of the Collateral described in the foregoing clauses (i) and (ii).

        (b)   QSC, (x) in order to secure its QSC Notes Secured Obligations, grants to the Collateral Agent for the benefit of the QSC Notes Trustee a continuing security interest, subordinate to all Liens securing Senior Secured Obligations whether now existing or granted in the future, with the priority in respect of proceeds of Collateral specified in Section 11, (y) in order to secure its Existing 2008 Notes Secured Obligations, grants to the Collateral Agent for the benefit of the Existing 2008 Notes Trustee a continuing security interest, subordinate to all Liens securing Senior Secured Obligations whether now existing or granted in the future, with the priority in respect of proceeds of Collateral specified in Section 11, and (z) in order to secure its Additional Pari Passu Secured Obligations (if any) that are designated in accordance with Section 18 to be secured by Transaction Liens on Corp. Equity Collateral pursuant to this Agreement, grants to the Collateral Agent for the benefit of the Additional Pari Passu Secured Parties a continuing security interest, subordinate to all Liens securing Senior Secured Obligations whether now existing or granted in the future, with the priority in respect of proceeds of Collateral specified in Section 11, in each case, in all of the Corp. Equity Collateral, whether now owned or existing or hereafter acquired or arising and regardless of where located.

        (c)   QSC, in order to secure its Additional Senior Secured Obligations (if any) designated in accordance with Section 18 to be secured by Transaction Liens on QSC Asset Collateral (defined below) pursuant to this Agreement, grants to the Collateral Agent for the benefit of the Additional Senior Secured Parties a continuing security interest, subordinate to all Liens granted under the Senior Security Agreement, with the priority in respect of proceeds of Collateral specified in Section 11, in all the following property of QSC (collectively, the "QSC Asset Collateral"), whether now owned or existing or hereafter acquired or arising and regardless of where located:

    (i)
    any Debt owing to QSC, whether or not evidenced by a note or Instrument (and including, without limitation, any note or other Instrument evidencing Debt owing from Qwest Wireless L.L.C. to QSC), and all of QSC's rights and privileges with respect to such Debt and all interest, distributions and other payments with respect thereto; and

    (ii)
    all Proceeds of the Collateral described in the foregoing clause (i).

        (d)   QSC, (x) in order to secure its QSC Notes Secured Obligations, grants to the Collateral Agent for the benefit of the QSC Notes Trustee a continuing security interest, subordinate to all Liens securing Senior Secured Obligations whether now existing or granted in the future, with the priority in respect of proceeds of Collateral specified in Section 11, (y) in order to secure its Existing 2008 Notes Secured Obligations, grants to the Collateral Agent for the benefit of the Existing 2008 Notes Trustee a continuing security interest, subordinate to all Liens securing Senior Secured Obligations whether now existing or granted in the future, with the priority in respect of proceeds of Collateral specified in Section 11, and (z) in order to secure its Additional Pari Passu Secured Obligations (if any) that are designated in accordance with Section 18 to be secured by Transaction Liens on QSC Asset Collateral pursuant to this Agreement, grants to the Collateral Agent for the benefit of the Additional Pari Passu Secured Parties a continuing security interest, subordinate to all Liens securing Senior Secured Obligations whether now existing or granted in the future, with the priority in respect of proceeds of Collateral specified in Section 11, in each case, in all of the QSC Asset Collateral, whether now owned or, existing or hereafter acquired or arising and regardless of where located.

        (e)   QSC, in order to secure its Additional Senior Secured Obligations (if any) designated in accordance with Section 18 to be secured by Transaction Liens on Holdings Equity Collateral (defined below) pursuant to this Agreement, grants to the Collateral Agent for the benefit of the Additional Senior Secured Parties a continuing security interest, subordinate to all Liens granted under the Senior Security Agreement, with the priority in respect of proceeds of Collateral specified in Section 11, in all the following property of QSC (collectively, the "Holdings Equity Collateral"), whether now owned or existing or hereafter acquired or arising and regardless of where located:

    (i)
    Equity Interests in QwestDex Holdings;

    (ii)
    all rights and privileges of QSC with respect to Equity Interests in QwestDex Holdings, and all dividends, distributions and other payments with respect to such Equity Interests in QwestDex Holdings; and

    (iii)
    all Proceeds of the Collateral described in the foregoing clauses (i) and (ii).

        (f)    QSC, (x) in order to secure its QSC Notes Secured Obligations, grants to the Collateral Agent for the benefit of the QSC Notes Trustee a continuing security interest, subordinate to all Liens securing Senior Secured Obligations whether now existing or granted in the future, with the priority in respect of proceeds of Collateral specified in Section 11, (y) in order to secure its Existing 2008 Notes Secured Obligations, grants to the Collateral Agent for the benefit of the Existing 2008 Notes Trustee a continuing security interest, subordinate to all Liens securing Senior Secured Obligations whether now existing or granted in the future, with the priority in respect of proceeds of Collateral specified in Section 11, and (z) in order to secure its Additional Pari Passu Secured Obligations (if any) that are designated in accordance with Section 18 to be secured by Transaction Liens on Holdings Equity Collateral pursuant to this Agreement, grants to the Collateral Agent for the benefit of the Additional Pari Passu Secured Parties a continuing security interest, subordinate to all Liens securing Senior Secured Obligations whether now existing or granted in the future, with the priority in respect of proceeds of Collateral specified in Section 11, in each case, in all of the Holdings Equity Collateral, whether now owned or existing or hereafter acquired or arising and regardless of where located.

        (g)   QSC, in order to secure its Additional Senior Secured Obligations (if any) designated in accordance with Section 18 to be secured by Transaction Liens on Future Restricted Subsidiary Equity Collateral (defined below) pursuant to this Agreement, grants to the Collateral Agent for the benefit of the Additional Senior Secured Parties a continuing security interest, subordinate to all Liens granted under the Senior Security Agreement, with the priority in respect of proceeds of Collateral specified in Section 11, in all of the following property of QSC (collectively, the "Future Restricted Subsidiary

Equity Collateral"), whether now owned or existing or hereafter acquired or arising and regardless of where located:

    (i)
    any other assets of QSC constituting Equity Interests in Restricted Subsidiaries of QSC to the extent that, after the Effective Date, such Equity Interests become subject to a Lien securing any Qualified Senior Debt (collectively, "Future Restricted Subsidiary Equity Interests") and such Lien secures obligations of QSC;

    (ii)
    all rights and privileges of QSC with respect to Future Restricted Subsidiary Equity Interests, and all dividends, distributions and other payments with respect to such Future Restricted Subsidiary Equity Interests; and

    (iii)
    all Proceeds of the Collateral described in the foregoing clauses (i) and (ii).

        (h)   QSC, (x) in order to secure its QSC Notes Secured Obligations, grants to the Collateral Agent for the benefit of the QSC Notes Trustee a continuing security interest, subordinate to all Liens securing Senior Secured Obligations whether now existing or granted in the future, with the priority in respect of proceeds of Collateral specified in Section 11, (y) in order to secure its Existing 2008 Notes Secured Obligations, grants to the Collateral Agent for the benefit of the Existing 2008 Notes Trustee a continuing security interest, subordinate to all Liens securing Senior Secured Obligations whether now existing or granted in the future, with the priority in respect of proceeds of Collateral specified in Section 11, and (z) in order to secure its Additional Pari Passu Secured Obligations (if any) that are designated in accordance with Section 18 to be secured by Transaction Liens on Future Restricted Subsidiary Equity Collateral pursuant to this Agreement, grants to the Collateral Agent for the benefit of the Additional Pari Passu Secured Parties a continuing security interest, subordinate to all Liens securing Senior Secured Obligations whether now existing or granted in the future, with the priority in respect of proceeds of Collateral specified in Section 11, in each case, in all of the Future Restricted Subsidiary Equity Collateral, whether now owned or existing or hereafter acquired or arising and regardless of where located.

        (i)    With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Liens granted therein include a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

        (j)    The Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Parties to, or transfer or in any way affect or modify, any obligation or liability of QSC with respect to any of the Collateral or any transaction in connection therewith.

        (k)   If the governmental body or official having jurisdiction over any Regulated Entity determines that the pledge of the shares of capital stock of such Regulated Entity hereunder constitutes the acquisition of or a change of control with respect to such Regulated Entity as to which the prior approval of such governmental body or official was required, then, immediately upon QSC's (1) written memorialization of oral notice or (2) receipt of written notice from such governmental body or official of such determination and without any action on the part of the Collateral Agent or any other Person, such pledge shall be rendered void ab initio and of no effect. Upon any such occurrence, (i) the Collateral Agent shall, at QSC's written request and expense, return all certificates representing such capital stock to QSC and execute and deliver such documents as QSC shall reasonably request to evidence QSC's retention of all rights in such capital stock and (ii) QSC shall promptly submit a request to the relevant governmental body or official for approval of the pledge of such shares to the Collateral Agent hereunder and, upon receipt of such approval, shall forthwith deliver to the Collateral Agent certificates representing all the outstanding shares of capital stock of such Regulated Entity to be held as Collateral hereunder.

        Section 3.    Further Assurances; General Covenants.    QSC covenants as follows:

          (a)   QSC will, from time to time, at its own expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any filing of financing or continuation statements under the UCC) that from time to time may be necessary or desirable or that the Collateral Agent may request, in order to:

      (i)
      create, preserve, perfect, confirm or validate the Transaction Liens on the Collateral;

      (ii)
      enable the Collateral Agent and the other Secured Parties to obtain the full benefits of the Security Documents; or

      (iii)
      enable the Collateral Agent to exercise and enforce any of its rights, powers and remedies with respect to any of the Collateral.

        To the extent permitted by applicable law, QSC authorizes the Collateral Agent to execute and file such financing statements or continuation statements without QSC's signature appearing thereon. QSC agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. QSC constitutes the Collateral Agent its attorney-in-fact to execute all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until all the Transaction Liens granted by QSC terminate pursuant to Section 17. QSC will pay the costs of, or incidental to, any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

          (b)   QSC will, promptly upon request, provide to the Collateral Agent all information and evidence concerning the Collateral that the Collateral Agent may reasonably request from time to time to enable it to enforce the provisions of the Security Documents.

          (c)   QSC agrees to exercise commercially reasonable efforts:

      (i)
      to cooperate with the Collateral Agent to obtain any approval of the FCC or the PUCs for any action or transaction contemplated by this Agreement which is then required by applicable law; and

      (ii)
      after the occurrence of an Event of Default, cooperate with the Collateral Agent to obtain any approval of the FCC, any PUC and any other Governmental Authority which may be required, necessary or appropriate under the FCC's, such PUC's or such Governmental Authority's rules and regulations in connection with any sale or transfer of any of the capital stock of Corp. or QwestDex Holdings.

        Section 4.    Acknowledgment.

        (a)   The Collateral Agent on behalf of the Secured Parties acknowledges and recognizes that Corp. is a Regulated Entity, and that the ability of creditors (including the Secured Parties) to exercise rights in connection with any pledge of, or security interest in, the capital stock of Corp. is subject to any applicable restrictions or prohibitions, before or after any default by QSC, (i) on the right of any Person to acquire control of or vote the stock of Corp. without the prior consent of the FCC or of certain PUCs or other Governmental Authorities, (ii) on the right of QSC to afford its creditors (including the Secured Parties) or creditors of certain Affiliates of Corp. recourse to or against the assets of Corp., or (iii) to foreclose on, or otherwise acquire ownership of, the capital stock of Corp.

        (b)   The Collateral Agent on behalf of the Secured Parties acknowledges and agrees that the pledge of the capital stock of Corp. does not afford the Secured Parties (or any other creditor of QSC) (i) any recourse to or against the assets of Corp., including without limitation any assets subject to regulation by the FCC or any PUC, or (ii) ownership of, or the right or power to vote, such capital stock or the right or power to control the operations, management or policies of Corp.

        (c)   The Collateral Agent on behalf of the Secured Parties agrees that, notwithstanding anything to the contrary contained in this Agreement, any other Security Document, the Indenture or the Guaranty, the Collateral Agent shall not, without the prior consent of the FCC and, to the extent required by applicable law, the PUCs or other Governmental Authorities, take any action pursuant to this Agreement or any other Security Document, whether before or after any Event of Default, including without limitation any exercise of remedies, that would constitute or result in:

    (i)
    The exercise by the Collateral Agent on behalf of the Secured Parties of control over Corp. or any of its Subsidiaries, including without limitation, directly or indirectly:

              (A)  Electing or removing any director or officer of Corp. or any of its Subsidiaries;

              (B)  Causing the payment or making of any dividend or other distribution with respect to the capital stock of Corp.;

              (C)  Preventing or restricting QSC from exercising its power to vote, or give consents with respect to, its shares of the capital stock of Corp.; and

              (D)  Managing or directing the operations or policies of Corp.;

    (ii)
    The liquidation, dissolution, reorganization, merger, consolidation or recapitalization, or sale, transfer, mortgage, lease or other disposition of the assets, of Corp.;

    (iii)
    Any application of, or other recourse to or against, the assets of Corp. or any of its Subsidiaries that are Regulated Entities to the payment, setoff, or reduction of the Secured Obligations;

    (iv)
    The sale, disposition or transfer of the capital stock of Corp.; or

    (v)
    Calling any meeting of shareholders or of the Board of Directors of Corp. (or any committee thereof) or voting, giving consent or exercising any other right as a shareholder of Corp.

        (d)   The Collateral Agent on behalf of the Secured Parties acknowledges and recognizes that QwestDex Holdings may be a Regulated Entity in certain States, and that the ability of creditors (including the Secured Parties) to exercise rights in connection with any pledge of, or security interest in, the capital stock of QwestDex Holdings may be subject to any applicable restrictions or prohibitions, before or after any default by QSC, on the right of any Person (i) to acquire control of or vote the stock of QwestDex Holdings without the prior consent of certain PUCs or (ii) to foreclose on, or otherwise acquire ownership of, the capital stock of QwestDex Holdings.

        (e)   The Collateral Agent on behalf of the Secured Parties acknowledges and agrees that the pledge of the capital stock of QwestDex Holdings does not afford the Secured Parties (or any other creditor of QSC) ownership of, or the right or power to vote, such capital stock or the right or power to control the operations, management or policies of QwestDex Holdings.

        (f)    The Collateral Agent agrees that, notwithstanding anything to the contrary contained in this Agreement, any other Security Document, the Indenture or the Guaranty, the Collateral Agent shall not, without the prior consent of the PUCs, to the extent required by applicable law, take any action pursuant to this Agreement, or any other Security Document, whether before or after any Event of Default, including without limitation any exercise of remedies, that would constitute or result in:

    (i)
    The exercise by the Collateral Agent of control over QwestDex Holdings, any of its Subsidiaries or any of its assets, including without limitation, directly or indirectly:

              (A)  Electing or removing any director or officer of QwestDex Holdings or any of its Subsidiaries;

              (B)  Causing the payment or making of any dividend or other distribution with respect to the capital stock of QwestDex Holdings;

              (C)  Preventing or restricting QSC from exercising its power to vote, or give consents with respect to, its shares of the capital stock of QwestDex Holdings; and

              (D)  Managing or directing the operations or policies of QwestDex Holdings;

    (ii)
    The liquidation, dissolution, reorganization, merger, consolidation or recapitalization, or sale, transfer, mortgage, lease or other disposition of the assets, of QwestDex Holdings;

    (iii)
    The sale, disposition or transfer of the capital stock of QwestDex Holdings; or

    (iv)
    Calling any meeting of shareholders or of the Board of Directors of QwestDex Holdings (or any committee thereof) or voting, giving consent or exercising any other right as a shareholder of QwestDex Holdings.

        Section 5.    Collateral Accounts.    (a) If and when required for purposes hereof, the Collateral Agent will establish one or more accounts (each, a "Collateral Account"), in the name and under the exclusive control of the Collateral Agent and subject (to the extent necessary or advisable in the sole discretion of the Collateral Agent) to an Account Control Agreement, into which all amounts owned by QSC that are to be deposited therein pursuant to this Section 5 and Section 8 shall be deposited from time to time. Each Collateral Account will be operated as provided in this Section and Section 7.

        (b)   Subject to Section 11(e), The Collateral Agent shall deposit in the Collateral Account of QSC:

    (i)
    each Cash Distribution required by Section 8 to be deposited therein; and

    (ii)
    each amount realized or otherwise received by the Collateral Agent with respect to QSC's assets upon any exercise of remedies pursuant to any Security Document.

        (c)   The Collateral Agent shall maintain such records and/or establish such sub-accounts as shall be required to enable it to identify the amounts held in each Collateral Account from time to time pursuant to each clause of subsection (b) of this Section, as applicable.

        Section 6.    Instruments/Certificated Securities.    Except as to actions to be taken by the Collateral Agent, QSC hereby represents, warrants and covenants as follows with respect to any Pledged Instruments and Pledged Certificated Securities:

          (a)   As of the Effective Date, pursuant to the Senior Security Agreement, QSC has delivered to the Senior Collateral Agent all Pledged Instruments required to be so delivered by the Senior Security Agreement. If, at any time after the Effective Date QSC acquires any other Instrument constituting a Pledged Instrument, QSC will promptly deliver such Instrument to the Collateral Agent as Collateral hereunder; provided that QSC shall not be required to deliver any Pledged Instrument to the Collateral Agent if (i) (x) the obligor under such Pledged Instrument is not an Affiliate of QwestDex and (y) the aggregate principal or face amount of such instrument does not exceed $500,000 and (z) the sum of the aggregate principal or face amount of such instrument and the aggregate principal or face amount of all other Pledged Instruments not delivered to (A) the Collateral Agent in reliance on this proviso and (b) the Senior Collateral Agent in reliance on the proviso in Section 7(a) of the Senior Security Agreement, does not exceed $5,000,000 or (ii) such Instrument has been delivered to the Senior Collateral Agent pursuant to the Senior Security Agreement or, if the Senior Release Conditions have been satisfied, to any collateral agent or secured party under any Secured Agreement granting Liens in such Pledged Instrument in favor of the holders of any Additional Senior Secured Obligations.

          (b)   So long as no Event of Default shall have occurred and be continuing, the Collateral Agent will, promptly upon request by QSC, make appropriate arrangements for making any

  Pledged Instrument available to QSC for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Collateral Agent, against trust receipt or like document).

          (c)   As of the Effective Date, pursuant to the Senior Security Agreement, QSC has delivered to the Senior Collateral Agent all certificates representing Pledged Certificated Securities. If at any time after the Effective Date, QSC acquires any other certificate representing a Pledged Certificated Security, QSC will immediately deliver such certificate to the Collateral Agent as Collateral hereunder to the extent it has not delivered the same (i) to the Senior Collateral Agent pursuant to the Senior Security Agreement or (ii) if the Senior Release Conditions have been satisfied, to any collateral agent or secured party under any Secured Agreement granting Liens in such Pledged Certificated Security in favor of the holders of any Additional Senior Secured Obligations.

          (d)   Collateral Agent hereby acknowledges, pursuant to Section 9-313 of the UCC, that it holds any Pledged Instruments and any Pledged Certificated Securities (and, so long as the Collateral Agent is also the Senior Collateral Agent, whether delivered to Collateral Agent pursuant to this Agreement or to the Senior Collateral Agent pursuant to the Senior Security Agreement) for the benefit of the "Secured Parties" under and as defined in the Senior Security Agreement and the Secured Parties under this Agreement and the holders of any Additional Senior Secured Obligations or Additional Pari Passu Secured Obligations which are secured by such Pledged Instruments or Pledged Certificated Securities pursuant to any Secured Agreement other than this Agreement (Collateral Agent hereby disclaiming any duty to such parties (other than duties expressly set forth in this Agreement)). So long as the Senior Collateral Agent is also the Collateral Agent, upon satisfaction of the Senior Release Conditions, at the written request of all holders of any Additional Senior Secured Obligations (or their respective trustees or like representatives), which request shall include all instructions for delivery, the Senior Collateral Agent shall deliver all Pledged Instruments and Pledged Certificated Securities in its possession to the collateral agent or secured party under any Secured Agreement granting Liens in such Pledged Instruments and/or Pledged Certificated Securities in favor of the holders of any Additional Senior Secured Obligations as specified in such request, so long as such collateral agent or secured party acknowledges in writing that it holds any such Pledged Instruments and any such Pledged Certificated Securities for the benefit of the Secured Parties under this Agreement and the holders of any Additional Senior Secured Obligations or Additional Pari Passu Secured Obligations which are secured by such Instruments or Pledged Certificated Securities (but disclaiming any duty to such parties).

          (e)   All Pledged Instruments and Pledged Certificated Securities owned by QSC, when delivered to the Collateral Agent, will be indorsed to the order of the Collateral Agent, or accompanied by duly executed instruments of assignment, with signatures appropriately guaranteed, all in form and substance satisfactory to the Collateral Agent.

          (f)    If, at any time when the Collateral Agent and the Senior Collateral Agent are not the same Person and the Senior Release Conditions have not been satisfied, Collateral Agent obtains Pledged Instruments or Pledged Certificated Securities which QSC is obligated to deliver to the Senior Collateral Agent under Section 7(a) or 11 of the Senior Security Agreement, Collateral Agent shall promptly notify Senior Collateral Agent thereof in writing and, at the written request of the Senior Collateral Agent, Collateral Agent shall promptly deliver such Pledged Instruments and/or Pledged Certificated Securities to the Senior Collateral Agent.

        Section 7.    Operation of Collateral Accounts.    (a) All Cash Distributions received with respect to assets held in any Collateral Account shall be deposited therein promptly upon receipt thereof.

        (b)   Funds held in any Collateral Account may, until withdrawn, be invested and reinvested in such Liquid Investments as QSC shall request from time to time; provided that (i) if an Event of Default shall have occurred and be continuing, the Collateral Agent may select such Liquid Investments and (ii) if such Liquid Investments are to be held in a Securities Account, either (x) the Collateral Agent is the Entitlement Holder with respect to such Liquid Investments or (y) the relevant Entitlement Holder and the relevant Securities Intermediary shall have theretofore entered into a Securities Account Control Agreement with respect to such Securities Account and delivered it to the Collateral Agent (which shall enter into the same).

        (c)   If an Event of Default shall have occurred and be continuing, the Collateral Agent may (i) retain all cash and investments then held in any Collateral Account, (ii) liquidate, or instruct the relevant Securities Intermediary to liquidate, any or all investments held therein and/or (iii) withdraw any amounts held therein and apply such amounts as provided in Section 11.

        (d)   If immediately available cash on deposit in any Collateral Account is not sufficient to make any distribution or withdrawal to be made pursuant hereto, the Collateral Agent will cause to be liquidated, as promptly as practicable, such investments held in or credited to such Collateral Account as shall be required to obtain sufficient cash to make such distribution or withdrawal and, notwithstanding any other provision hereof, such distribution or withdrawal shall not be made until such liquidation has taken place.

        Section 8.    Certain Cash Distributions.    Cash Distributions with respect to assets held in a Collateral Account shall be deposited and held therein, or withdrawn therefrom, as provided in Section 7.

        Section 9.    Remedies upon Event of Default.    (a) If an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) (subject, in each case, to the limitations set forth in Section 4 and Section 10) under the Security Documents.

        (b)   Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise on behalf of the Secured Parties (subject, in each case, to the limitations set forth in Section 4 and 10) all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral.

        Section 10.    Limitation on Rights and Remedies.    Notwithstanding anything herein to the contrary, until such time as (i) the Senior Release Conditions have been satisfied and (ii) there are no remaining Additional Senior Secured Obligations secured by this Agreement, Silent Collateral Lienholders shall not be entitled to (A) exercise (or to direct the Collateral Agent to exercise) any rights (including any rights to approve or disapprove any action or inaction by the Collateral Agent) or remedies with respect to the Collateral, including without limitation the right to (1) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral or (2) request any action, institute proceedings, give any instructions, make any election, notice account debtors or make collections with respect to all or any portion of the Collateral or (B) demand, accept or obtain any lien and/or security interest in any Collateral.

        Section 11.    Application of Proceeds.    (a) Subject to Section 10, if an Event of Default shall have occurred and be continuing, the Collateral Agent may apply, in accordance with Section 10, (i) any cash held in the Collateral Accounts in respect of any Collateral and (ii) the proceeds of any sale or other disposition of any Collateral, in the following order of priorities:

          first, to pay (or provide for the payment of), in accordance with Section 21 of the Senior Security Agreement, the "Secured Obligations" (as defined in the Senior Security Agreement) secured by such Collateral to the extent the same constitute "Senior Debt" under clauses (1),

  (2) or (6) of the definition thereof under the Indenture (as in effect on the Effective Date)(which, for the avoidance of doubt, includes all expenses, liabilities, advances, and fees owing pursuant to clauses "first", "second", "third" and "fourth" of Sections 21(a), 21(b) and 21(c) of the Senior Security Agreement);

          second, to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection with the Security Documents (without duplication, however, of any amounts paid with respect thereto under the Senior Security Agreement at any time when the Collateral Agent and the Senior Collateral Agent are the same Person (provided, that, for the avoidance of doubt, payment of independent fees shall not be deemed duplicative));

          third, to pay all fees and any other expenses and other amounts then due and payable to the Collateral Agent pursuant to Section 13, until payment in full of all such Collateral Agent fees and other expenses and amounts shall have been made (without duplication, however, of any amounts paid with respect thereto under the Senior Security Agreement at any time when the Collateral Agent and the Senior Collateral Agent are the same Person (provided, that, for the avoidance of doubt, payment of independent fees shall not be deemed duplicative));

          fourth, to pay (or provide for the payment thereof pursuant to Section 11(c)) any Additional Senior Secured Obligations secured by such Collateral (whether pursuant to this Agreement or any other Secured Agreement), ratably or on such other basis as the Secured Agreements governing the same shall provide or as the holders thereof (or their respective trustees, agents and/or representatives) may direct; provided, that, solely with respect to proceeds of any Future Restricted Subsidiary Equity Collateral, such proceeds shall be applied ratably (or on such other basis as the Secured Agreements governing the same shall provide or as the holders thereof (or their respective trustees, agents and/or representatives) may direct) among any Additional Senior Secured Obligations secured by such Collateral and any Qualified Senior Debt secured by such Collateral to the extent such Qualified Senior Debt is not designated as an Additional Senior Secured Obligation hereunder;

          fifth, to pay (or provide for the payment thereof pursuant to Section 11(c)) ratably (i) the QSC Notes Secured Obligations, (ii) the Existing 2008 Notes Secured Obligations and (iii) any Additional Pari Passu Secured Obligations secured by such Collateral (which ratable share shall be paid to the holders of such Additional Pari Passu Secured Obligations ratably or on such other basis as the Secured Agreements governing the same shall provide or as the holders thereof (or their respective trustees, agents and/or representatives) may direct), until payment in full of all such obligations shall have been made (or so provided for); and

          finally, to pay to QSC, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral.

        (b)   The Collateral Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

        (c)   If at any time any portion of any monies collected or received by the Collateral Agent would, but for the provisions of this Section 11(c), be payable pursuant to Section 11(a), in respect of a Contingent Secured Obligation, the Collateral Agent shall not apply any monies to pay such Contingent Secured Obligation but instead shall request the holder thereof, at least 10 days before each proposed distribution hereunder, to notify the Collateral Agent as to the maximum amount of such Contingent Secured Obligation if then ascertainable. If the holder of such Contingent Secured Obligation does not notify the Collateral Agent of the maximum ascertainable amount thereof at least two Business Days before such distribution, such holder will not be entitled to share in such distribution. If such holder does so notify the Collateral Agent as to the maximum ascertainable amount thereof, the Collateral Agent will allocate to such holder a portion of the monies to be distributed in such distribution, calculated as if such Contingent Secured Obligation were outstanding in such maximum ascertainable amount. However, the Collateral Agent will not apply such portion of such monies to pay such Contingent Secured Obligation, but instead will hold such monies or invest such monies in Liquid Investments. All such monies and Liquid Investments and all proceeds thereof will constitute Collateral hereunder, but will be subject to distribution in accordance with this Section 11(c) rather than Section 11(a), as applicable. The Collateral Agent will hold all such monies and Liquid Investments and the net proceeds thereof in trust until all or part of such Contingent Secured Obligation becomes a Non-Contingent Secured Obligation, whereupon the Collateral Agent at the request of the relevant Secured Parties will apply the amount so held in trust to pay such Non-Contingent Secured Obligation; provided that, if the other Secured Obligations theretofore paid pursuant to the same clause of Section 11(a) were not paid in full, the Collateral Agent will apply the amount so held in trust to pay the same percentage of such Non-Contingent Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to the same clause of Section 11(a). If (i) the holder of such Contingent Secured Obligation shall advise the Collateral Agent that no portion thereof remains in the category of a Contingent Secured Obligation and (ii) the Collateral Agent still holds any amount held in trust pursuant to this Section 11(c) in respect of such Contingent Secured Obligation (after paying all amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Non-Contingent Secured Obligations), such remaining amount will be applied by the Collateral Agent in the order of priorities set forth in Section 11(a).

        (d)   In making the payments and allocations required by this Section, the Collateral Agent may rely upon information supplied to it pursuant to Section 16(f). All distributions made by the Collateral Agent pursuant to this Section shall be final (except in the event of manifest error) and the Collateral Agent shall have no duty to inquire as to the application by any Secured Parties of any amount distributed to it.

        (e)   If, at any time when the Collateral Agent and the Senior Collateral Agent are not the same Person and the Senior Release Conditions have not been satisfied, Collateral Agent obtains Proceeds of Collateral which would be applied to the payment of the "Secured Obligations" (as defined in the Senior Security Agreement) secured by such Collateral pursuant to clause "first" of Section 11(a), above, Collateral Agent shall promptly notify Senior Collateral Agent thereof in writing, and at the written request of the Senior Collateral Agent, Collateral Agent shall deliver such Proceeds to the Senior Collateral Agent.

        Section 12.    Certain Intercreditor Arrangements in Bankruptcy.

        (a)   Except as otherwise specifically permitted in this Section 12(a):

    (i)
    Until such time as the Senior Release Conditions have been satisfied and all "Secured Obligations" (as defined in the Senior Security Agreement) that constitute "Senior Debt" under clauses (1), (2) or (6) of the definition thereof in the Indenture (as in effect on the Effective Date) shall have been paid in full in cash, none of the Silent Collateral Lienholders shall assert, or make any request or demand upon the Collateral Agent to assert any claim, motion, objection, or argument in respect of the Collateral in connection with any Bankruptcy Event in respect of QSC which could otherwise be asserted or raised in connection with such Bankruptcy Event by any Silent Collateral Lienholder as a creditor and/or equity holder of QSC, including without limitation any claim, motion, objection or argument seeking or opposing adequate protection or relief from the automatic stay in respect of the Collateral.

    (ii)
    from and after the satisfaction of the Senior Release Conditions and until all Additional Senior Secured Obligations have been paid in full in cash, none of the Silent Collateral

      Lienholders shall assert, or make any request or demand upon the Collateral Agent to assert any claim, motion, objection, or argument in respect of the Collateral in connection with any Bankruptcy Event in respect of QSC which could otherwise be asserted or raised in connection with such Bankruptcy Event by any such Silent Collateral Lienholder as a creditor and/or equity holder of QSC, including without limitation any claim, motion, objection or argument seeking or opposing adequate protection or relief from the automatic stay in respect of the Collateral.

    (iii)
    Without limiting the generality of the foregoing, if a Bankruptcy Event occurs in respect of QSC:

              (A)  the Senior Collateral Agent, or after the Senior Release Conditions have been satisfied, the Collateral Agent (in each case, on behalf of the First Tier Secured Parties) may, without seeking or obtaining the consent of the Silent Collateral Lienholders as holders of an interest in the Collateral, contest or consent to the use of cash collateral on such terms and conditions and in such amounts as the First Tier Secured Parties, in their sole discretion, may decide in accordance with the applicable Secured Agreements;

              (B)  the First Tier Secured Parties (or such members of the First Tier Secured Parties as are required for such purpose pursuant to the applicable Secured Agreements) may, in accordance with the applicable Secured Agreements, consent to postpetition financing (whether provided by a First Tier Secured Party or by a third party) for QSC and its Subsidiaries secured by a priority lien on the Collateral, in each case pursuant to Section 364 of the Bankruptcy Code or other applicable law and on such terms and conditions and in such amounts as such First Tier Secured Parties, in their sole discretion, may decide, without seeking or obtaining the consent of the Silent Collateral Lienholders, as holders of an interest in the Collateral, and the Silent Collateral Lienholders shall not oppose such financing (or the granting of a priority lien on the Collateral in connection therewith) as holders of an interest in the Collateral;

              (C)  the Silent Collateral Lienholders shall not oppose the use by QSC of cash collateral on the basis that its interest in the Collateral is impaired by such use or inadequately protected by such use to the extent such use has been approved by the First Tier Secured Parties (or such members of the First Tier Secured Parties as are required for such purpose pursuant to the applicable Secured Agreements) in accordance with the applicable Secured Agreements;

              (D)  none of the Silent Collateral Lienholders shall oppose any sale or other disposition of any assets comprising part of the Collateral free and clear of security interests, liens or other claims of any party, including the Silent Collateral Lienholders, under Section 363 of the Bankruptcy Code on the basis that the interest of the Silent Collateral Lienholders in the Collateral is impaired by such sale or inadequately protected as a result of such sale if the First Tier Secured Parties (or such members of the First Tier Secured Parties as are required for such purpose pursuant to the applicable Secured Agreements) have consented to such sale or disposition of such assets in accordance with the applicable Secured Agreements.

    (iv)
    To the extent that any First Tier Secured Party (in its capacity as such) realizes any amounts, or otherwise receives any payments, with respect to any First Tier Collateral (or Proceeds thereof) which payments are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payment or proceeds received, the First Tier Secured Obligations, or part thereof, intended to be satisfied shall be revived and continue in full force and effect enjoying all rights and benefits of this Agreement or any other applicable Secured Agreement as if such payments or Proceeds had not been received by such First Tier Secured Party.

    (v)
    Notwithstanding any other provision of this Section 12(a), the Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of such Secured Party.

        (b)   (i) All rights and interests of the First Tier Secured Parties hereunder in respect of the First Tier Secured Obligations, and all agreements and obligations of the Silent Collateral Lienholders under this Section 12 shall, in each case, remain in full force and effect irrespective of:

            (A)  any lack of validity or enforceability of any Secured Agreement or any other agreement or instrument relating thereto;

            (B)  any change in the time, manner or place of, or in any other term of, all or any of the First Tier Secured Obligations or any amendment or waiver of or any consent to departure from any provision of the Secured Agreements with respect to same, provided that such change, amendment, waiver or consent is permitted pursuant to the terms of the applicable Secured Agreements;

            (C)  any exchange, release, nonperfection, or unenforceability of any lien or security interest in any Collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the First Tier Secured Obligations; or

            (D)  any other circumstances which might otherwise constitute a defense available to, or a discharge of, QSC in respect of the First Tier Secured Obligations or any other Secured Obligation, as the case may be.

        Section 13.    Fees and Expenses; Indemnification.    (a) QSC shall forthwith upon demand pay to the Collateral Agent the amount of any fees that QSC shall have agreed in writing to pay to the Collateral Agent and that shall have become due and payable in accordance with such written agreement. QSC agrees to pay to the Collateral Agent forthwith upon demand (in each case, at all times when the Senior Collateral Agent and the Collateral Agent are the same Person, without duplication of amounts paid under Section 23 of the Senior Security Agreement):

    (i)
    the amount of any taxes that the Collateral Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon that is prohibited by any Secured Agreement;

    (ii)
    the amount of any and all reasonable out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Collateral Agent may incur in connection with (x) the administration or enforcement of the Security Documents, including such reasonable expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Collateral Agent of any of its rights or powers under and in accordance with the Security Documents; and

    (iii)
    the amount required to indemnify the Collateral Agent for, or hold it harmless and defend it against (in each case, to the extent permitted by law), any loss, liability or expense (including the reasonable fees and expenses of its counsel and any experts or sub-agents appointed by it hereunder) incurred or suffered by the Collateral Agent in connection with the Security Documents, except to the extent that such loss, liability or expense arises from the Collateral Agent's gross negligence or willful misconduct.

        Any such amount not paid to the Collateral Agent on demand will bear interest for each day thereafter until paid at a rate per annum equal to the sum of 2% plus (x) so long as any Loans under (and as defined in) the Term Credit Agreement are outstanding, the rate applicable to Base Rate

Loans under (and as defined in) the Term Credit Agreement for such day or (y) if no such Loans under (and as defined in) the Term Credit Agreement are outstanding, the rate applicable to Base Rate Loans under (and as defined in) the Revolver Credit Agreement for such day and (z) if neither clause (x) nor (y) is applicable or if the Collateral Agent and the Senior Collateral Agent are not the same Person, a rate equal to the combined average interest rate, weighted to reflect outstanding principal amounts, payable on the QSC Notes (or, if such QSC Notes have been paid in full, such rate as in effect immediately prior to such repayment).

        (b)   If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Security Documents, QSC agrees to pay such tax and provide any required tax stamps to the Collateral Agent or as otherwise required by law.

        (c)   At all times when the Collateral Agent and the Senior Collateral Agent are the same Person, amounts payable under this Section 13 shall be without duplication of amounts paid to Senior Collateral Agent pursuant to the Senior Security Agreement or any other Secured Agreement (provided, that, for the avoidance of doubt, payment of independent fees shall not be deemed duplicative)).

        Section 14.    Authority to Administer Collateral.    QSC irrevocably appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of QSC, any Secured Parties or otherwise, for the sole use and benefit of the Secured Parties, but at QSC's expense, to the extent permitted by law (and subject to the limitations set forth in Section 10) to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of the Collateral:

          (a)   to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

          (b)   to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

          (c)   to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and

          (d)   to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

  provided that, except in the case of Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent will give QSC at least ten days' prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided further that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

        Section 15.    Limitation on Duty in Respect of Collateral.    Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith, except to the extent that such liability arises from the Collateral Agent's gross negligence or willful misconduct.

        Section 16.    General Provisions Concerning the Collateral Agent.    (a) Authority. The Collateral Agent is authorized to take such actions and to exercise such powers as are delegated to the Collateral Agent by the terms of the Security Documents, together with such actions and powers as are reasonably incidental thereto.

        (b)    Rights and Powers as a Secured Party.    To the extent the bank serving as the Collateral Agent is also a Secured Party, such entity shall, in its capacity as a Secured Party, have the same rights and powers as any other Secured Party and may exercise the same as though it were not the Collateral Agent. Such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Qwest Company or Affiliate thereof as if it were not the Collateral Agent hereunder.

        (c)    Limited Duties and Responsibilities.    The Collateral Agent shall not have any duties or obligations under the Security Documents except those expressly set forth therein. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Security Documents that the Collateral Agent is required in writing to exercise by the holders of a majority of the principal amount of the relevant First Tier Secured Obligations (or if none, each remaining Class of Secured Obligations affected thereby) (or, in either case, such other number or percentage of such holders as may be necessary under the circumstances under the applicable Secured Agreements governing such First Tier Obligations or Class of Secured Obligations, as the case may be), and (c) except as expressly set forth herein, the Collateral Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Qwest Company that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the holders of a majority of the principal amount of the relevant First Tier Secured Obligations (or if none, each remaining Class of Secured Obligations affected thereby)(or, in either case such other number or percentage of such holders as may be necessary under the circumstances under the applicable Secured Agreements governing such First Tier Obligations or Class of Secured Obligations, as the case may be) or in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Security Documents. The Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Collateral Agent by a Secured Party, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Security Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Security Document, (iv) the validity, enforceability, effectiveness or genuineness of any Security Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in any Security Document.

        (d)    Authority to Rely on Certain Writings, Statements and Advice.    The Collateral Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Collateral Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for QSC), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountant or expert.

        (e)    Sub-Agents and Related Parties.    The Collateral Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Collateral Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 15 and this Section shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.

        (f)    Information as to Secured Obligations and Actions by Secured Parties.    For all purposes of the Security Documents, including determining the amounts of the Secured Obligations and whether a Secured Obligation is a Contingent Secured Obligation or not, or whether any action has been taken under any Secured Agreement, the Collateral Agent will be entitled to rely on information from (i) its own records, (ii) any Secured Party (or any trustee, agent or similar representative designated pursuant to Section 18 to supply such information) for information as to its Secured Obligations and actions taken by it, to the extent that the Collateral Agent has not obtained such information from the foregoing sources, and (iii) QSC, to the extent that the Collateral Agent has not obtained information from the foregoing sources.

        (g)   Within two Business Days after it receives or sends any notice referred to in this subsection, the Collateral Agent shall send to the Secured Parties any notice given by the Collateral Agent to QSC, or received by it from QSC, pursuant to Section 9, Section 11, Section 14, Section 16(i) or Section 17.

        (h)   The Collateral Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Collateral Agent's opinion, (i) is contrary to law or the provisions of any Security Document, (ii) may expose the Collateral Agent to liability (unless the Collateral Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to the holders of any First Tier Secured Obligations not joining in such notice, consent, direction or instruction.

        (i)    Resignation; Successor Collateral Agent.    The Collateral Agent may resign at any time by notifying the Secured Parties and QSC. Upon any such resignation, the Secured Parties shall have the right, in consultation with QSC, to appoint a successor Collateral Agent. If no successor shall have been so appointed by the Secured Parties and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Secured Parties, appoint a successor Collateral Agent which shall be either (i) a bank having (x) an office in New York, New York and (y) combined capital and surplus of at least $400,000,000, or an Affiliate of any such bank or (ii) another bank that is reasonably acceptable to QSC (or an Affiliate of such bank). Upon acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent hereunder, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by QSC to a successor Collateral Agent shall be the same as those payable by QSC to such Collateral Agent's predecessor unless otherwise agreed by QSC and such successor Collateral Agent. After the Collateral Agent's resignation hereunder, the provisions of this Section and Section 15 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent. If no successor agent has accepted appointment as Collateral Agent by the date which is 30 days following the retiring Collateral Agent's notice of resignation, the retiring Agent's resignation shall at its election nevertheless become effective and the Secured Parties shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Secured Parties appoint a successor agent as provided above. In the event Bank of America, N.A. resigns as Collateral Agent but continues to be the Senior Collateral Agent, such resignation shall become effective in accordance with the foregoing upon delivery to the successor Collateral Agent hereunder (or if no such successor has accepted such appointment, to the Secured Parties) of a written acknowledgment by Bank of America, N.A., in its capacity as Senior Collateral Agent, of the following: (i) that, pursuant to Section 9-313 of the UCC, any Pledged Instruments or Pledged Certificated Securities held by the Senior Collateral Agent are held for the benefit of the "Secured Parties" under and as defined in the Senior Security Agreement and the Secured Parties under this Agreement and the holders of any Additional Senior Secured Obligations or Additional Pari Passu Secured Obligations which are secured by such Pledged Instruments or Pledged Certificated Securities pursuant to any Secured Agreement other than this Agreement (but disclaiming any duty to such parties, as permitted by Section 9-313 of the UCC); (2) that upon satisfaction of the Senior Release Conditions, (i) at the written request of all of the holders of any Additional Senior Secured Obligations (or their respective trustees or like representatives), which request shall include instructions for delivery, the Senior Collateral Agent shall deliver all Pledged Instruments and Pledged Certificated Securities in its possession to the collateral agent or secured party under any Secured Agreement granting Liens in such Pledged Instruments and/or Pledged Certificated Securities in favor of the holders of any Additional Senior Secured Obligations as specified in such request, or (ii) if no Additional Senior Secured Obligations exist at such time, to the successor Collateral Agent under this Agreement (or if no such successor has accepted such appointment, to one or more of the Secured Parties); (3) that following payment in full in cash of the "Secured Obligations" (as defined in the Senior Security Agreement) secured by the Collateral in accordance with Section 21 of the Senior Security Agreement to the extent the same constitute "Senior Debt" under clauses (1), (2) or (6) of the definition thereof under the Indenture (as in effect on the Effective Date)(which, for the avoidance of doubt, includes all expenses, liabilities, advances and fees owing pursuant to clauses "first", "second", "third" and "fourth" of Sections 21(a), 21(b) and 21(c) of the Senior Security Agreement), the Senior Collateral Agent shall deliver any remaining Proceeds of the Collateral to the successor Collateral Agent hereunder (or, if no such successor has accepted such appointment, to one or more of the Secured Parties) unless prohibited by law from doing so; and (4) that the Senior Collateral Agent shall promptly notify the successor Collateral Agent hereunder (or, if no such successor has accepted such appointment, to one or more of the Secured Parties) in writing of the satisfaction of the Senior Release Conditions.

        Section 17.    Termination of Transaction Liens; Release of Collateral.

        (a)   The Transaction Liens granted by QSC to secure its obligations in respect of the QSC Notes shall terminate when the obligations in respect of such Notes are paid in full in cash or otherwise pursuant to the Indenture, as applicable.

        (b)   The Transaction Liens granted by QSC to secure the Guaranty shall terminate when all obligations thereunder are paid in full in cash or are otherwise no longer required pursuant to the Existing 2008 Notes Indentures as applicable.

        (c)   The Transaction Liens granted by QSC hereunder to secure its Additional Senior Secured Obligations shall terminate when all of the Additional Senior Secured Obligations are paid in full or otherwise pursuant to the terms of the Secured Agreements with respect thereto; provided that, if at any time no Additional Senior Secured Obligations are then designated as Secured Obligations under this Agreement pursuant to Section 18(a), QSC may terminate the Transaction Liens granted hereunder to secure Additional Senior Secured Obligations by delivery of written notice of such termination to Collateral Agent.

        (d)   The Transaction Liens granted by QSC hereunder to secure its Additional Pari Passu Secured Obligations shall terminate when all of the Additional Pari Passu Secured Obligations are paid in full or otherwise pursuant to the terms of the Secured Agreements with respect thereto; provided that, if at any time no Additional Pari Passu Secured Obligations are then designated as Secured Obligations under this Agreement pursuant to Section 18(b), QSC may terminate the Transaction Liens granted hereunder to secure Additional Pari Passu Secured Obligations by delivery of written notice of such termination to Collateral Agent.

        (e)   Concurrently with any sale, lease or other disposition of any Collateral permitted by the Secured Agreements evidencing any of the Secured Obligations, the Transaction Liens on such Collateral securing such Secured Obligations shall terminate immediately without any action by the Collateral Agent.

        (f)    At any time before the Transaction Liens granted by QSC terminate, the Collateral Agent may, at the written request of QSC, release any Transaction Lien on any Collateral or release any Collateral from a Transaction Lien with the prior written consent of the holders of a majority of the principal amount of the Secured Obligations of each Class secured by such Transaction Lien (or such other number or percentage of such Class of holders as may be necessary under the circumstances under the applicable Secured Agreements governing such Secured Obligations) or the trustee or like representative representing such holders.

        (g)   Upon any termination of a Transaction Lien or release of Collateral, the Collateral Agent will, at the expense of QSC, execute and deliver to QSC such documents as QSC shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.

        Section 18.    Additional Secured Obligations.    After the date hereof, QSC may from time to time, designate any other obligation as:

          (a)   an Additional Senior Secured Obligation for purposes hereof (any such additional secured obligation, an "Additional Senior Secured Obligation") by delivering to the Collateral Agent (with a copy to the Senior Collateral Agent): (A) a certificate signed by the chief financial officer or chief accounting officer of QSC (i) identifying the obligation so designated and the aggregate principal or face amount thereof, stating that such obligation is designated as an Additional Senior Secured Obligation for purposes hereof, (ii) stating whether such Additional Senior Secured Obligation is to be secured by the Transaction Liens granted for such purpose under this Agreement or by Liens granted pursuant to a separate Secured Agreement, (iii) stating whether such Additional Senior Secured Obligations are secured by all or a portion of the Collateral and, if a portion, which portion, (iv) specifying the name and address of the holder of such obligation or of a trustee, agent or similar representative designated to supply information with respect to such Additional Senior Secured Obligation to the Collateral Agent as contemplated by Section 16(f); and (iv) representing that, (w) all of the designated Additional Senior Secured Obligations constitute "Senior Debt" as defined in the Indenture, (x) the Liens granted to secure such Additional Senior Secured Obligations are "Permitted Collateral Liens" pursuant to clause (1) of the definition thereof in the Indenture and are permitted under all other Secured Agreements; (y) it has delivered any required notice to the Senior Collateral Agent, the QSC Notes Trustee and the Existing 2008 Notes Trustee of such obligations or Liens, and (z) until such time as the Senior Release Conditions are satisfied, (1) such obligation is permitted under both the Revolver Credit Agreement and the Term Credit Agreement, and (2) the Lien securing such obligation is permitted by both the Revolver Credit Agreement and the Term Credit Agreement, (B) until the Senior Release Conditions have been satisfied, to the extent such Additional Senior Secured Obligation is to be secured by Liens granted under Secured Agreements other than this Agreement, evidence reasonably satisfactory to the Collateral Agent that QSC has obtained any required approval by the "Agent" under (and as defined in) the Revolver Credit Agreement and the Term Credit Agreement of the terms of such Secured Agreements rendering the Liens granted therein junior and subordinate to the Liens granted by the Senior Security Agreement, and (C) if such Additional Senior Secured Obligations are to be secured by the Transaction Liens granted for such purpose under this Agreement, an Additional Secured Party Consent, executed by the holder of such obligation, and otherwise, a copy of any Secured Agreement granting a Lien on any of the Collateral in favor of such designated Additional Senior Secured Obligations; provided that, no obligation of QSC shall be an Additional Senior Secured Obligation unless (a) such obligation constitutes "Senior Debt" under the Indenture and is permitted by any other Secured Agreements, and, until the Senior Release Conditions are satisfied, both the Revolver Credit Agreement and the Term Credit Agreement, (b) the Liens securing such obligation are "Permitted Collateral Liens" pursuant to the Indenture and are not prohibited by (i) any other Secured Agreements or (ii) until the Senior Release Conditions are satisfied, the Revolver Credit Agreement or the Term Credit Agreement; and

          (b)   an Additional Pari Passu Secured Obligation for purposes hereof (any such additional secured obligation, an "Additional Pari Passu Secured Obligation") by delivering to the Collateral Agent (with a copy to the Senior Collateral Agent): (A) a certificate signed by the chief financial officer or chief accounting officer of QSC (i) identifying the obligation so designated and the aggregate principal or face amount thereof, stating that such obligation is designated as an Additional Pari Passu Secured Obligation for purposes hereof, (ii) stating whether such Additional Pari Passu Secured Obligation is to be secured by the Transaction Liens granted for such purpose under this Agreement or by Liens granted pursuant to a separate Secured Agreement, (iii) stating whether such Additional Pari Passu Secured Obligations are secured by all or a portion of the Collateral and, if a portion, which portion, (iv) specifying the name and address of the holder of such obligation or of a trustee, agent or similar representative designated to supply information with respect to such Additional Secured Obligation to the Collateral Agent as contemplated by Section 16(f); and (v) representing that, (w) all designated Additional Pari Passu Secured Obligations constitute obligations described in the definition of "Permitted Equal Liens" in the Indenture, (x) the Liens granted to secure all Additional Pari Passu Secured Obligations are "Permitted Equal Liens" under the Indenture and are permitted under any other Secured Agreements; (y) it has delivered any required notice to the Senior Collateral Agent, the QSC Notes Trustee and the Existing 2008 Notes Trustee of such obligations or Lien, and (z) until such time as the Senior Release Conditions are satisfied, (1) such obligation is permitted under both the Revolver Credit Agreement and the Term Credit Agreement, and (2) the Lien securing such obligation is permitted by the Revolver Credit Agreement and the Term Credit Agreement, (B) until the Senior Release Conditions have been satisfied, to the extent such Additional Pari Passu Secured Obligation is to be secured by Liens granted under Secured Agreements other than this Agreement, evidence reasonably satisfactory to the Collateral Agent that QSC has obtained any required approval by the "Agent" under (and as defined in) the Revolver Credit Agreement and the Term Credit Agreement of the terms of such Secured Agreements rendering the Liens granted therein junior and subordinate to the Liens granted by the Senior Security Agreement, and (C) if such Additional Pari Passu Secured Obligations are to be secured by the Transaction Liens granted for such purpose under this Agreement, an Additional Secured Party Consent, executed by the holder of such obligation, and otherwise, a copy of any Secured Agreement granting a Lien on any of the Collateral in favor of such designated Additional Pari Passu Secured Obligations; provided that, no obligation of QSC shall be an Additional Pari Passu Secured Obligation unless (a) such obligation constitutes an obligation described in the definition of "Permitted Equal Liens" in the Indenture and is permitted under any other Secured Agreements, and until the Senior Release Conditions are satisfied, both the Revolver Credit Agreement and the Term Credit Agreement, (b) the Lien securing such obligation is a Permitted Equal Lien under the Indenture and is not prohibited under (i) any other Secured Agreements or (ii) until the Senior Release Conditions are satisfied, the Revolver Credit Agreement or the Term Credit Agreement.

          (c)   At any time, QSC may terminate its ability to designate Additional Senior Secured Obligations and/or Additional Pari Passu Secured Obligations by delivery of written notice thereof to the Collateral Agent and Senior Collateral Agent (provided, that, such termination shall not affect any Additional Senior Secured Obligations or Additional Pari Passu Secured Obligations previously designated by QSC).

        Section 19.    Notices.    Each notice, request or other communication given to any party hereunder shall be in writing (which term includes facsimile) and shall be effective (i) when delivered to such party at its address specified below, (ii) when sent to such party by facsimile, addressed to it at its facsimile number specified below, and such party sends back an electronic confirmation of receipt or (iii) ten days after being sent to such party by certified or registered United States mail, addressed to it at its address specified below, with first class or airmail postage prepaid:

          (a)   in the case of QSC:

      Qwest Services Corporation
      1801 California Street
      Denver, CO 80202
      Attention: Chief Financial Officer
      Facsimile: (303) 296-4920

      with a copy to:

      Qwest Services Corporation
      1801 California Street
      Denver, CO 80202
      Attention: General Counsel
      Facsimile: (303) 296-5974

          (b)   in the case of the Collateral Agent or the Senior Collateral Agent:

      Bank of America, N.A.
      901 Main Street, 14th Floor
      Dallas, TX 75202-3714
      TX1-492-14-11
      Attention: Mickey McLean
      Facsimile: (214) 290-9508

          (c)   in the case of the QSC Notes Trustee:

      Bank One Trust Company, N.A.
      1 Bank One Plaza, Mail Code IL1-0823
      Chicago, Illinois 60670-0823
      Attention: Account Officer—Qwest Communications

          (d)   in the case of the Existing 2008 Notes Trustee:

      Deutsche Bank Trust Company Americas
      Corporate Trust and Agency Services
      Mail Stop MS-NYC03-0914
      280 Park Avenue
      New York, New York 10017

Any party may change its address or facsimile number for purposes of this Section by giving notice of such change to the Collateral Agent and QSC in the manner specified above.

        Section 20.    No Implied Waivers; Remedies Not Exclusive.    No failure by the Collateral Agent or Secured Parties to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or Secured Parties of any right or remedy under any Secured Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Secured Agreements are cumulative and are not exclusive of any other rights or remedies provided by law.

        Section 21.    Successors and Assigns.    This Agreement is for the benefit of the Collateral Agent and the Secured Parties. If all or any part of any Secured Party's interest in any Secured Obligation is assigned or otherwise transferred, in accordance with the terms of the applicable Secured Agreement, the transferor's rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on QSC and its respective successors and assigns.

        Section 22.    Amendments and Waivers.    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the parties hereto; provided, however, that, no such amendment, modification or waiver shall be binding as to any Class unless the holders of a majority of the principal amount of Secured Obligations of such Class (or their trustee or like representative on their behalf) shall have consented to the same in writing; provided further that, until the Senior Release Conditions have been satisfied, no amendment, modification or waiver of this Agreement, which in the reasonable judgment of the Senior Collateral Agent could adversely affect any "Lender" under (and as defined in) the Senior Security Agreement, shall be effective without the prior written consent of the Senior Collateral Agent.

        Section 23.    Choice of Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

        Section 24.    Waiver of Jury Trial.    EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY SECURITY DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        Section 25.    Severability.    If any provision of any Security Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Security Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

QWEST SERVICES CORPORATION

By:	/s/ YASH A. RANA
	Title:	Vice President

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ MICKEY MCLEAN
	Title:	Assistant Vice President

Schedule 1

NOTES OR OTHER INSTRUMENTS EVIDENCING INDEBTEDNESS OWING TO QSC
(as of the Effective Date)

Note issued by Qwest Wireless, L.L.C. to QSC dated August 30, 2002 in the amount of $400,000,000 and due January 15, 2005.

S-3-1

Exhibit A
to Security and Pledge Agreement

Additional Secured Party Consent

        The undersigned                        desires to become an "Additional [Senior][Pari Passu] Secured Party" under the Security and Pledge Agreement dated as of                        , 200  (as heretofore amended and/or supplemented, the "Security and Pledge Agreement") among Qwest Services Corporation and Bank of America, N.A., as Collateral Agent (the "Collateral Agent").

        In consideration of the foregoing, the undersigned hereby:

    (i)
    acknowledges that it has received a copy of each of the Security and Pledge Agreement and the Indenture;

    (ii)
    irrevocably appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Security and Pledge Agreement as are delegated to the Collateral Agent by the terms thereof, together with all such powers as are reasonably incidental thereto; and

    (iii)
    accepts and acknowledges the terms of the Security and Pledge Agreement and agrees to be a Silent Collateral Leinholder thereunder, with all the rights and obligations of a Silent Collateral Leinholder thereunder and bound by all the provisions thereof as fully as if it had been a Silent Collateral Leinholder on the effective date of the Security and Pledge Agreement.

        The name and address of the undersigned (or its trustee, agent or similar representative) for purposes of Section 19 of the Security and Pledge Agreement are as follows:

        [name and address of new Additional Secured Party or its representative].

        Terms defined in the Security and Pledge Agreement (or whose definitions are incorporated by reference in Section 1 of the Security and Pledge Agreement) and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

C-1

        IN WITNESS WHEREOF, the undersigned has caused this Additional Secured Party Consent to be duly executed by its authorized officer as of this            day of 20    .

[NAME OF ADDITIONAL SECURED PARTY]

By:
Name:
Title:

C-2

QuickLinks

  Exhibit 4.2
SECURITY AND PLEDGE AGREEMENT
TABLE OF CONTENTS
SECURITY AND PLEDGE AGREEMENT
  Schedule 1
NOTES OR OTHER INSTRUMENTS EVIDENCING INDEBTEDNESS OWING TO QSC (as of the Effective Date)
Additional Secured Party Consent